Exhibit 10.20

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of April 7, 2025 (the “Effective Date”), by and between Joseph Mills, an individual resident of the State of Texas (“Executive”), and International Battery Metals Ltd., incorporated under the Business Corporation Act of British Columbia (the “Company”). The parties acknowledge that the Company’s subsidiaries and controlled affiliates shall be third-party beneficiaries of this Agreement.

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. As used herein, the “Term” shall be a period of three (3) years commencing on April 7, 2025 (the “Start Date”) and ending at the close of business on the third anniversary of the Start Date (the “Expiration Date”); provided, however, that this Agreement shall be automatically renewed, and the Term shall be automatically extended for one (1) additional year on the Expiration Date and each anniversary of the Expiration Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Term (including any renewal thereof) of such party’s desire to terminate the Term (such notice to be delivered in accordance with Section 29 hereof). The “Term” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Term shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and, in the case of a provision of such notice by the Company, shall not constitute either a termination of Executive’s employment by the Company without “Cause” or grounds for a termination by Executive for “Good Reason” for purposes of this Agreement except as expressly provided for in Section 12(a) below. Notwithstanding the foregoing, the Term is subject to earlier termination as provided below in Section 11 of this Agreement.

2. Position and Duties.

a. Position. During the Term, Executive will serve as the Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”) and/or its Chairman, as appropriate. Executive will have such duties, authority and responsibilities as are customary of a president and chief executive officer of a company similar in size and revenue to the Company or that are otherwise mutually agreeable to the parties, including without limitation managing the day-to-day operations of the Company and its subsidiaries and controlled affiliates, which such duties, authority and responsibility as are consistent with the Executive’s position. Effective as of the Start Date (taking into account the requirements of applicable law), Executive shall also be nominated for election, and so elected, as a member of the Board, and the Company shall cause the Executive to continue to remain as a member of the Board during the Term. Notwithstanding the previous sentence, any and all determinations or other actions required or permitted of the Board under this Agreement that relate specifically to the Executive’s employment by the Company or the terms and conditions of such employment shall be made Board members other than the Executive and the Executive shall not have any right to vote or decide upon any such matters or to participate in the Board discussions about such matters.

b. Duties. During the Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which shall conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board; provided, however, that the Company acknowledges that the Executive currently serves on board of directors of the entities listed on Exhibit A hereto and is CEO of Samson Resources II, LLC, and agrees that he may continue such service during the Term without violating any part of this Agreement so long as such entities do not become competitors of the Company and the Executive’s time commitments to any such entity (alone or in the aggregate) do not prevent Executive’s from faithfully fulfilling the Executive’s duties under this Agreement. As long as such service and investments do not substantially interfere with the Executive’s ability to faithfully fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company, the Executive may, without violating this Agreement, (i) serve as an officer or director of any civic or charitable organization, (ii) own publicly traded securities, and (iii) passively invest his personal assets in such form or manner as will not require any services by the Executive in the operation of the entities in which such investments are made. Any additional outside boards or other outside business activities shall be subject to approval in advance by the Board, which approval shall not be unreasonably withheld.

3. Place of Performance. The principal place of Executive’s employment shall initially be the Company’s principal executive office, currently located in Plano, Texas; provided, however, the Board and Executive shall work collaboratively to consider relocation, at the appropriate time, of the principal executive office to a mutually acceptable location in the Houston, Texas area. Executive may be required to travel on Company business during the Term as reasonably necessary in the performance of Executive’s duties or reasonably requested by the Board.

4. Compensation.

a. Base Salary. During the Term, the Company shall pay the Executive an annual base salary of Six Hundred Thousand United States Dollars (US$ 600,000) (the “Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices, subject to all statutory deductions and authorized withholdings. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term, contingent upon the successful attainment of goals mutually agreed upon by the Board and the Executive at or near the Start Date and the beginning of each calendar year during the Term, as applicable.

b. Discretionary Bonus. For 2025 and each subsequent calendar year during the Term, Executive will be eligible to earn a discretionary bonus at the Board’s discretion, subject to successful achievement of certain criteria mutually agreed upon by the Board and Executive at or near the Start Date and the beginning of each calendar year during the Term, as applicable (the “Annual Bonus”), which Annual Bonus shall have a target amount equal to 100% of the Base Salary. Executive’s actual Annual Bonus shall not be guaranteed and shall be determined by the Board, while acting reasonably and in good faith, and shall depend on the Company’s financial performance and the Board’s assessment of Executive’s individual performance. The Annual Bonus, if any, awarded under this Section 4(b) will be paid on or before March 15 of the calendar year following the calendar year for which any such bonus is awarded; provided, however, that, except as set forth in Section 11(d) below, Executive must remain actively employed by the Company through the date on which the Annual Bonus is paid in order to earn and receive such Annual Bonus.

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5. RSU Awards. Executive acknowledges and agrees that, as consideration for the covenants and promises contained in this Agreement and subject to approval by the Board, the Executive will receive the following awards of restricted share units (the “RSUs”) with respect to the Company’s common shares (the “Common Shares”), which shall be subject to time-based and performance-based vesting as set forth below and in the Company’s standard form of RSU award agreement to be executed on or near the Effective Date (a copy of which is attached to this Agreement as Exhibit B), and shall be subject to such other terms and conditions as set forth therein and in the Company’s Restricted Share Unit Plan:

a. As soon as practicable following the Start Date, the Executive will be granted an RSU award with respect to 1,000,000 Common Shares, which RSUs will vest in full on the first anniversary of the Start Date, subject to the Executive’s continuous employment with the Company through such vesting date, and accelerated vesting in full in connection with a consummation of a “Change in Control” (as defined below) as outlined in Section 12 below.

b. Upon the Company’s successful listing on the Toronto Stock Exchange, subject to the Executive’s continuous employment with the Company through that date, the Executive will be granted an additional RSU award with respect to 500,000 Common Shares, which RSUs will vest in full on the 60th day following of the grant date thereof, subject to the Executive’s continuous employment with the Company through such vesting date and accelerated vesting in full in connection with a consummation of a Change in Control as outlined in Section 12 below.

c. As soon as practicable following the Start Date, the Executive will be eligible to receive an additional RSU award with respect to 2,000,000 Common Shares, which RSUs will vest in full on the date that the Company completes the building and deployment (with secured financing) of two additional Direct Lithium Extraction (“DLE”) plants (in addition to the existing DLE plant that the Company is currently planning to deploy as of the Effective Date), subject to the Executive’s continuous employment with the Company through such vesting date and accelerated vesting in connection with a consummation of a Change in Control as outlined in Section 12 below.

d. The Executive will be eligible at that time for an additional RSU award with respect to a number of Common Shares equal to 0.5% (one-half of one percent) of the Company’s fully diluted outstanding Common Shares at the time of such grant pursuant to this Section 5(d), which RSUs will vest in full on the date the Company achieves 25,000 tons per annum of Lithium Carbonate production, equivalent Lithium Chloride production, or royalties with respect to equivalent production levels through technology licensing agreements, subject to the Executive’s continuous employment with the Company through such vesting date and accelerated vesting in connection with a consummation of a Change in Control as outlined in Section 12 below.

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e. As soon as practicable following the Start Date, the Executive will be eligible to receive an additional RSU award with respect to 1.0% (one percent) of the Company’s fully diluted outstanding Common Shares at the time of such grant pursuant to this Section 5(e), which RSUs will vest with respect to 50% of such RSUs on the date Board certifies, in good faith, that the Company first achieves EBITDA of US $25 million for any fiscal year, and the remaining 50% of such RSUs on the date the Board certifies, in good faith, that the Company first achieves EBITDA of US $50 million for any fiscal year, subject to the Executive’s continuous employment with the Company through each applicable vesting date and accelerated vesting in connection with a consummation of a Change in Control as outlined in Section 12 below.

f. As soon as practicable following the Start Date, the Executive will be eligible to receive an additional RSU award with respect to 0.5% (one-half of one percent) of the Company’s fully diluted outstanding Common Shares at the time of such grant pursuant to this Section 5(f), which RSUs will vest with respect to 50% of such RSUs on the date the Board certifies, in good faith, that the Company first achieves a market capitalization of US $750 million based upon the Company’s 60-day volume weighted average trading price (“VWAP”), and the remaining 50% of such RSUs on the date the Board certifies, in good faith, that the Company first achieves a market capitalization of US $1.5 billion based upon the Company’s 60-day VWAP, subject to the Executive’s continuous employment with the Company through each applicable vesting date and accelerated vesting in connection with a consummation of a Change in Control as outlined in Section 12 below.

g. As soon as practicable following the Start Date, the Executive will be eligible to receive an additional RSU award with respect to 1.0% (one percent) of the Company’s fully diluted outstanding Common Shares at the time of such grant pursuant to this Section 5(g), which RSUs will vest upon the consummation of a Change in Control in which the Company’s outstanding equity is valued at least US $1 billion, with 50% of the RSUs vesting if the Company’s equity is valued at US $1 billion in such Change in Control and 100% of the RSUs vesting is the Company’s equity is valued at least US $1.5 billion in such Change in Control, and the number of RSUs vesting if the Company’s equity is valued between US $1 billion and US $1.5 billion determined by linear interpolation (any such RSUs that do not vest upon such Change in Control will be forfeited at that time), subject to the Executive’s continuous employment with the Company through the date of such Change in Control.

h. For the avoidance of doubt, the vesting of all of the RSUs described above is contingent upon Executive remaining in continuous service with the Company as Chief Executive Officer through the applicable vesting date. In addition, the Common Shares issued to Executive pursuant to the RSUs shall be subject to trading restrictions/limitations as determined by the Board in good faith such that all sales thereof are subject to advance approval by the Board. The Board and Executive shall discuss in good faith any Rule 10b5-1 trading plan proposed by the Executive during the Term.

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6. Employee Benefits; Life and Disability Insurance. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, including, without limitation, medical, dental and vision health insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation or other employee benefit plans (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms and eligibility requirements of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole and absolute discretion, provided such amendment or cancelation is on a Company-wide basis similarly affecting all or substantially all senior management employees, and subject to the terms of such Employee Benefit Plan and applicable law.

7. Vacation. During the Term, the Executive shall be entitled to five (5) weeks of paid vacation per each calendar year of the Term, prorated for any partial calendar years, to be taken in accordance with the Company’s vacation policies, as in effect from time to time.

8. Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. In furtherance of the foregoing, the Company shall reimburse the Executive for all reasonable travel to and living expenses in Plano, Texas; provided, however, that upon the relocation of the Company’s principal place of business to Houston, Texas, the reimbursement contemplated in this sentence shall terminate. If the Company has, or at such time as the Company obtains (if it does not have as of the date of this Agreement) a Company credit card, the Company shall provide such card to Executive for use for business purposes. Use of such Company credit card shall be in accordance with Company policies, but shall not limit the Company’s obligation to reimburse Executive for other expenses incurred in accordance with this Section 8.

9. Indemnification; D&O Insurance.

a. Indemnification. To the maximum extent permitted by applicable law and the Company’s bylaws, in the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive related to any dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder or any other written agreement between Executive and/or the Company or any of its affiliates (as the case may be), by reason of the fact that Executive is or was an executive employee, director, or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, provided that Executive was acting in the course and scope of the Executive’s employment or other responsibilities and in good faith with reasonable grounds for believing that Executive’s conduct was lawful, Executive shall be indemnified and held harmless by the Company, without the requirement for an undertaking, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). In addition, on or promptly following the Effective Date, the Company and Executive shall enter into an indemnification agreement in the same form as applicable to members of the Board and attached to this Agreement as Exhibit C. To the extent there is any conflict between the indemnification coverage and other rights and benefits provided to the Executive under this Agreement and the indemnification agreement attached as Exhibit C, the Executive shall be entitled to the coverage, rights, and benefits which are most favorable to him.

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b. D&O Insurance. During the Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage in commercially reasonable amounts to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

10. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made to comply with such law, government regulation or stock exchange listing requirement (or any policy the Company is required to adopt in order to comply with any such law, government regulation or stock exchange listing requirement).

11. Termination of Employment. Subject to the otherwise applicable terms and conditions of this Agreement, the Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in the applicable provisions of this Section 11 and shall have no further rights to any other compensation or benefits from the Company or any of its affiliates under this Agreement.

a. For Cause or Without Good Reason. Executive’s employment hereunder may be terminated by the Company for Cause or by Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

i.	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid following the Termination Date (as defined below) in accordance with applicable law and the Company’s customary payroll procedures;

ii.	reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with applicable law and the Company’s expense reimbursement policy; and

iii.	such employee benefits (including vested equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

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iv.	Items 11(a)(i) through 11(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

b.	For purposes of this Agreement, “Cause” shall mean any of the following:

i.	Executive’s insubordination or willful refusal to substantially perform Executive’s lawful duties (other than any such refusal resulting from incapacity due to physical or mental illness), which remains uncured for a period of thirty (30) days after notice thereof from the Board;

ii.	Executive’s theft, embezzlement, misappropriation, fraud, dishonesty, breach of fiduciary duty, falsification of any documents of the Company, or other willful misconduct that, in each case or in the aggregate, causes, or is reasonably likely to cause, material harm to the Company’s reputation, business operations, or standing with investors, partners, or regulators;

iii.	Executive’s failure to abide by the applicable code(s) of conduct or other policies of the Company which remain uncured for a period of thirty (30) days after notice thereof from the Board;

iv.	Executive becoming the subject of a bar, suspension, or enforcement action by a securities, environmental, or trade regulatory authority that prevents Executive from performing Executive’s duties which, if curable, remains uncured for a period of thirty (30) days after notice thereof from the Board;

v.	Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

vi.	Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company which remains uncured for a period of thirty (30) days after notice thereof from the Board.

c. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

i.	a material reduction in Executive’s annual Base Salary or Annual Bonus targets (except for an across-the-board salary reduction similarly affecting all or substantially all senior management employees);

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ii.	a material reduction in Executive’s authority, duties or responsibilities or the assignment to Executive of duties that are materially inconsistent with Executive’s position;

iii.	the relocation without Executive’s consent of the Company’s offices to a location that is more than forty-five (45) miles from the Plano, TX or Houston, TX area;

iv.	any change in Executive’s reporting relationship such that Executive no longer reports directly to the Board; or

v.	the Company’s material breach of this Agreement.

Notwithstanding the foregoing, a termination of Executive’s employment with the Company will not be considered a termination for Good Reason unless Executive has provided written notice (the “Good Reason Notice”) to the Company of the existence of the circumstances providing grounds for termination for Good Reason within one hundred and twenty (120) days of the initial existence of such grounds, and the Company has been provided thirty (30) days from the date of the Good Reason Notice to cure such circumstances; provided, however, that if Executive fails to terminate Executive’s employment within thirty (30) days after the end of such cure period, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason, but only with respect to such grounds described in the Good Reason Notice.

d. Without Cause or for Good Reason. Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts. In addition, but subject to (x) Executive’s execution of a release of claims in favor of the Company, the Company’s affiliates, and their respective officers and directors in a form provided by the Company and attached as Exhibit D to this Agreement (the “Release”) and such Release becoming effective and non-revocable within sixty (60) days following the Termination Date, and (y) Executive’s continued compliance in all material respects with the restrictive covenants set forth in Section 18 below, then Executive will receive, in addition to the Accrued Amounts, the following payments and benefits (the “Separation Benefits”):

i.	Payment of an amount equal to the sum of: (a) twelve (12) months of Executive’s Base Salary and (b) twelve (12) months of the premium Executive would be required to pay for health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law (“COBRA”) if Executive had been eligible for such COBRA continuation coverage, at the same or reasonably equivalent coverage rate for Executive and Executive’s eligible dependents as in effect immediately prior to the Termination Date, which sum shall be paid in periodic installments over six (6) months in accordance with the Company’s customary payroll practices, subject to all statutory deductions and authorized withholdings (with the first installment payable on (or within ten (10) days following) the date the Release becomes effective and irrevocable and to include each such installment that was otherwise scheduled to be paid following the Termination Date and prior to the date of such payment);

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ii.	Any unpaid Annual Bonus earned with respect to any calendar year preceding the year in which the Termination Date occurs, payable, subject to all statutory deductions and authorized withholdings, at the time when such Annual Bonus is paid to other similarly situated executives;

iii.	A prorated Annual Bonus for the calendar year containing the Termination Date (based upon actual Company performance for the entire year), payable, subject to all statutory deductions and authorized withholdings, at the time when such Annual Bonus is paid to other similarly situated executives; and

iv.	Accelerated vesting as of the Termination Date (and/or the Company’s repurchase right at fair market value with any dispute between the parties over such value being decided pursuant to Section 21) of any portion of any time-based RSUs, as well as any other time-based equity awards, that have been granted to Executive by the Company before the Termination Date and that are outstanding and not vested as of the Termination Date, as well as continued vesting of any portion (and/or the Company’s repurchase right at fair market value with any dispute between the parties over such value being decided pursuant to Section 21) of any performance-based RSUs, as well as any other performance-based equity awards, that have been granted to Executive by the Company before the Termination Date and that are outstanding and not vested on the Termination Date and would have vested during the longer of: (a) the Term as then in effect or (b) the twelve (12) month period following the Termination Date, had the Executive’s employment with the Company continued during such period (subject to the actual achievement of the performance-based vesting conditions applicable to such awards).

Notwithstanding the forgoing, in the event of a termination of Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason, Executive shall have no duty to find new employment following the Termination Date. Any compensation or benefits received by the Executive from any third party for providing personal services or otherwise following the Termination Date shall not reduce the Company’s obligation to make any payments or provide any benefits contemplated by this Agreement to the Executive.

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e. Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive is terminated during the Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

f. For purposes of this Agreement, “Disability” shall mean a mutually agreeable qualified medical physician has determined that Executive is unable, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities under this Agreement, with or without reasonable accommodation, at any time after Executive has been absent for one hundred eighty (180) days out of any three hundred sixty-five (365) day period.

12. Change in Control Transactions.

a. Notwithstanding any other provision contained herein, in the event of a Change in Control and a termination of Executive’s employment either by the Company without Cause, by the Company non-renewing the Term of this Agreement, or by Executive for Good Reason, in each case either within two and one-half (2 1/2) months before the consummation of such Change in Control or within twelve (12) months following the consummation of such Change in Control, Executive shall be entitled to the Accrued Amounts and the Separation Benefits, except that the Separation Benefits in Section 11(d)(i) shall be paid in a single lump sum within thirty

(30) days after the Release becomes effective and irrevocable. Notwithstanding the foregoing, in the event the Separation Benefits in Section 11(d)(i) cannot be paid in full in a single lump sum within thirty (30) days after the Release becomes effective and irrevocable in accordance with this Section without the imposition of an excise tax under Section 409A (as defined below), then any portion of the Separation Benefits that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A will instead be paid at the same time as provided in Section 11(d)(i).

b. For purposes of this Section 12, a “Change in Control” shall mean: (i) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) the date of the consummation of the sale or disposition by the Company of all or substantially all (i.e., at fifty percent (50%)) of the Company’s assets.

13. Deemed Resignations; Notice of Termination. Unless otherwise agreed to in writing by the Company and the Executive prior to any such termination, any termination of Employee’s employment shall constitute an automatic resignation of the Executive as an officer or director of the Company and each of its affiliates, and an automatic resignation of Employee from the Board and from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as a designee or other representative of the Company or such affiliate. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party provided, however, that the failure by the Company or the Executive to issue a Notice of Termination shall not waive any right of the Company or the Executive under this Agreement.

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14. The Notice of Termination shall specify:

a. The termination provision of this Agreement relied upon;

b. To the extent applicable, a reasonable summary of the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

c. The applicable Termination Date.

15. Termination Date. Executive’s “Termination Date” shall be the date upon which Executive’s employment and this Agreement is terminated in accordance with the terms of this Agreement.

16. Section 280G.

a. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and shall, but for this Section 16(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Agreement, “Net Benefit” means the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this section will be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

b. All calculations and determinations under this section will be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this section, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section, and the costs of such determination shall be borne solely by the Company.

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c. Good Faith Actions. The Company and Executive shall work together in good faith to consider taking any actions or making any amendments to this Agreement necessary or appropriate to avoid imposition of any reduction in payments required under Section 280G of the Code. Such actions or amendments may include, without limitation, restructuring payments required under this Agreement, redesigning Executive’s compensation package, or seeking shareholder approval under any available “shareholder exemption.”

17. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate, at the Company’s sole cost or expense, with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities and the Executive shall not be required to provide any cooperation which unreasonably interferes with his professional and personal endeavors. The Company shall reimburse Executive for all expenses reasonably incurred in connection with such cooperation and, to the extent that Executive is required to spend more than ten (10) hours per week on such matters, the Company shall compensate the Executive at a reasonable hourly rate to be determined between Executive and the Company.

18. Restrictive Covenants.

a. Acknowledgment. Executive acknowledges and agrees that the services to be rendered by the Executive’s to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s DLE business, methods of doing business, marketing strategies, and other Confidential Information by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company, including the Company’s Confidential Information, customer relationships and goodwill, and the Company’s relationships with its employees and independent contractors. Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of lithium extraction. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace. Executive further acknowledges he will not be subject to undue hardship by reason of the Executive’s full compliance with the terms and conditions of this section or the Company’s enforcement of any of the provisions of this section.

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b. Confidential Information.

i.	The Executive understands and acknowledges that during the Term, the Executive will have access to and will receive Confidential Information (as defined below). Executive agrees and covenants that Executive will not, during Executive’s employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Executive’s duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information. Executive further agrees and covenants that Executive will not, at any time after Executive’s employment has ended (for whatever reason), use or divulge to any person or entity, directly or indirectly, any Confidential Information, or use any Confidential Information in subsequent employment, work, or business of any nature. The obligations in this Section 18(b) apply regardless of when Executive had access to or acquired the Confidential Information.

ii.	“Confidential Information” means any information not generally known or readily ascertainable by the Company’s competitors or the general public. Confidential Information includes, but is not limited to, trade secrets; information about processes, testing results, research and development; products and services of the Company; pricing information; marketing and development plans; proprietary information; methods, procedures, or techniques pertaining to the business of the Company; sales or service analyses; financial information; customer information, including names, contact information, order history, order preferences, chain of command, decision-makers, pricing information, and other information identifying facts and circumstances specific to the customer; formulas; algorithms; computer programs, software and software documentation; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Executive in the course of employment including similar such information received from third parties. Confidential Information does not include information that is or has become generally available to the public through no act or failure to act by Executive.

iii.	In the event that Executive is requested in any legal proceeding to disclose any Confidential Information, Executive agrees to give the Company prompt written notice of such request and the documents requested thereby so that the Company (or its affiliates, as the case may be) has the opportunity to seek an appropriate protective order. It is further agreed that if, in the absence of a sufficient protective order, Executive is nonetheless compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Executive may disclose such information to such tribunal without liability hereunder; provided, however, that Executive must give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is reasonably practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement, and use all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

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iv.	Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

c. Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Executive’s employment with the Company and for a period of 12 months thereafter, regardless of the reason for the termination (the “Restricted Period”), the Executive agrees and covenants that he shall not engage, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, investor, or any other capacity similar to the capacity in which he provided services to the Company in a Competitive Business (as defined below) within the United States and any other country in which the Company operates through license of its intellectual property or otherwise, or has taken substantial and material steps to operate, during the Term and within the twelve (12) months prior to Executive’s termination, as applicable (the “Restricted Territory”). For purposes of this Section 18, “Competitive Business” is any business engaged in developing, marketing, supplying, or selling DLE technology. Notwithstanding the foregoing, the passive ownership by Executive of less than 2% of any class of equity securities of any corporation, if such equity securities are listed on a national securities exchange or are quoted on NASDAQ, will not be deemed to be a breach of this Section 18(c).

d. Non-Solicitation of Employees and Customers.

i.	During the Restricted Period, Executive agrees and covenants not to directly or indirectly solicit, recruit, or attempt to solicit or recruit, or otherwise induce, or attempt to induce, the termination of employment or engagement of any employee or independent contractor of the Company, during the Restricted Period; provided, however, that there shall be no violation of this Section 18(d) if Executive hires an employee or independent contractor of the Company, during the Restricted Period, who unsolicited, answers an ad or is referred by a recruiting agency but who is not otherwise solicited by Executive and provided further that such ad or referral is general in nature and not directed towards any Company employee or independent contractor.

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ii.	During the Restricted Period, Executive agrees and covenants not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services from or to a Competitive Business. This restriction shall apply to (a) customers or prospective customers with whom the Executive worked or had contact during the Executive’s employment with the Company, and (b) customers or prospective customers about whom the Executive has Confidential Information.

e. Non-Interference. During the Restricted Period, Executive, whether on behalf of himself or any other third party, shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, manufacturer, supplier, vendor, contractor, partner or investor of the Company, or in any way encourage such persons or entities to terminate or otherwise negatively alter his, her or its relationship with the Company.

f. Non-Disparagement. The Executive agrees and covenants that, subject to Section 18, the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties. The preceding sentence shall not prohibit the Executive from making any statements required to comply with applicable law or legal process or from making truthful statements in the good faith and proper performance of his duties for the Company or its affiliates, including when providing formal or informal feedback to employees or the Board. The Company agrees and covenants that the Company will not, other than as required by law or legal process, at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive.

g. No Conflicting Obligations. The Executive is not party to any agreement, commitment or obligation that conflicts with the Executive’s obligations under this Agreement or would be violated by the Executive’s employment with the Company or preclude the Executive from performing the Executive’s duties for the Company. By signing below, the Executive agrees that he is not to use or misappropriate any intellectual property, trade secrets or confidential information belonging to former employers or others in connection with the performance of any services on behalf of the Company, and represents to the Company that Executive has not done so.

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h. Remedies; Tolling of Restricted Period. In the event of any breach by Executive of this Section 18 which causes, or is reasonably likely to cause, material harm to the Company and remains uncured after Executive (a) receives written notice of the grounds for such breach from the Company within thirty (30) days of the Company’s knowledge of such breach, (b) has an opportunity to be heard in good faith by Board along with his legal counsel to discuss such breach, and (c) receives at least thirty (30) days to cure such breach, the Company shall be entitled after the end of the cure period to immediately terminate compensation and terminate vesting of unvested equity awards and the Executive shall forfeit grants of unvested restricted stock or RSUs. In addition, in the event of any breach or threatened breach by Executive of this Section 18, the Company shall be entitled to seek equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, if, during any period within the Restricted Period, a court of competent jurisdiction determines in a final, non-appealable order that Executive is not in compliance with the terms of this Section 18, Executive agrees that the Company shall be entitled to, among other remedies, require compliance by Employee with the terms of this Section 18 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term “Restricted Period” shall also include this additional period.

i. Survival. Section 18 shall survive the termination of Executive’s employment for any reason, whether voluntary or involuntary, and can only be revoked or modified by a writing signed by the Company which specifically states an intent to revoke or modify these provisions. Executive agrees that during the Restricted Period, Executive shall promptly notify the Company in writing of any employment, work, or business Executive undertakes with or on behalf of any person (including himself) or entity (other than the Company), for compensation to the extent that such work was not known by the Board before the Termination Date.

19. Protected Disclosures. Notwithstanding any other provision of this Agreement, Employee is not in any way: (i) prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the U.S. Securities and Exchange Commission (“SEC”) or any federal, state, or local government agency or entity; (ii) precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; (iii) limited in Employee’s right to receive any award for information provided to the SEC; (iv) prohibited in engaging in protected activity under Section 7 of the National Labor Relations Act, as applicable; or (v) exercising any other protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation, provided that such compliance does not exceed that required by the law or regulation.

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20. Proprietary Rights.

a. Work Product. Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of the Executive’s employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by Executive for the Company or in which Executive was directly or indirectly involved on the Company’s behalf (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to U.S. and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

b. For purposes of this Agreement, Work Product includes, without limitation, Company information, including data plans, publications, research, processes, formulas, assays, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, work or research in process, findings and conclusions, databases, manuals, results, developments, improvements, reports, graphics, diagrams, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, inventions, drugs, unpublished patent applications, original works of authorship discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists client lists, manufacturing information, specifications, marketing information, marketing plans, marketing data, marketing strategies, advertising information and sales information.

c. Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

d. Further Assurances. During and after Executive’s employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company in Work Product and Intellectual Property Rights under this Agreement.

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e. No License. The Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

21. Arbitration. Except for any claim for equitable or injunctive relief under Section 18 of this Agreement (to which Section 21 shall apply), any dispute, controversy or claim arising out of or related to this Agreement, or to the construction, interpretation or alleged breach of this Agreement, or to Executive’s employment with the Company shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the Houston, Texas offices of JAMS before one (1) arbitrator mutually selected by the parties, or the parties cannot so agree, by JAMS pursuant to its applicable rules and regulations (the “Rules”). The arbitral language shall be English, limited discovery shall be permitted as the arbitrator shall determine, and the arbitration and shall be conducted consistent with the Rules of JAMS, in addition to any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties. In rendering his or her award, the arbitrator shall award the prevailing party, in addition to such other relief as may be granted, all such attorneys’ fees and costs reasonably incurred and any reasonable attorneys’ fees and costs incurred in enforcing any judgment or order entered. The prevailing party shall be determined by the arbitrator in the initial or any subsequent proceeding. Notwithstanding anything in this Section 20 to the contrary, neither the Company nor Executive shall be prohibited from commencing litigation before the any appropriate judicial tribunal or court of law or equity to obtain injunctive relief to compel compliance with this Agreement.

22. Governing Law: Jurisdiction and Venue for Injunctive Relief. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Subject to the provisions of Section 20 above, any proceeding by either of the parties to obtain injunctive relief under Section 18 of this Agreement shall be brought only in a state or federal court located in the County of Harris, State of Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such proceeding in such venue.

23. Entire Agreement. Unless specifically provided herein, this Agreement and the ancillary agreements referenced in it contain all of the understandings and representations between Executive and the Company pertaining to their subject matters and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matters. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. Each party agrees that the other party has not made any promise or representation to it or him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, each party is not relying on any prior oral or written statement or representation by the other party but is instead relying solely on its or his own judgment and legal and tax advisors, if any.

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24. Amendment and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly and expressly authorized representative of the Board. Any waiver by either of the parties of any breach of this Agreement shall be in writing. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of any provision or any breach of any provision of this Agreement or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

25. Severability. Should any provision of this Agreement be held by an arbitrator (selected in accordance with Section 20) or a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such arbitrator or court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as the arbitrator or court deems warranted; provided, however, that such rewriting, deletions or additions shall be made solely to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

26. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except for having an additional signature page executed by the other party. Further, the parties hereto consent and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail of a .PDF document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology) (collectively, a “Non- Ink Electronic Signature”). Each party agrees that Non-Ink Electronic Signatures are valid and effective to bind the party supplying a signature by that means, and the other party may rely upon receipt of a Non-Ink Electronic Signature on this Agreement as constituting a duly authorized, irrevocable, actual, current delivery of a signature on this Agreement that, for purposes of validity, enforceability and admissibility, shall be treated as fully as if this Agreement contained the original, ink handwritten signature of the party supplying a Non-Ink Electronic Signature. Each of the parties further agrees that it will not raise receipt of a Non-Ink Electronic Signature as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.

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27. Section 409A.

a. General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulation issued thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A so as to avoid the imposition of any tax, penalty or interest thereunder. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” as such term is defined under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

b. Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c. Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

i.	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

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iii.	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

d. Good Faith Actions. The Company and Executive shall work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code or any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. The parties intend that any amounts payable to Executive shall either be exempt from or comply with Section 409A so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A, and the provisions hereof shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A to preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

28. Notification to Subsequent Employer. If Executive’s employment with the Company terminates, Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in Section 18 of this Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated or possible future employer.

29. Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive shall be null and void ab initio. Subject to Section 12, the Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. In the event of the Executive’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives. This Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns.

30. Notice. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) upon personal delivery made by hand to the person, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) upon the date of execution (or refusal to execute) the return receipt, if such notice or communication is sent by United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto, or (d) the next business day after deposit with a nationally recognized overnight courier or package delivery service guaranteeing next business day delivery, such as Federal Express or UPS, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 29:

If to the Company:

International Battery Metals, Ltd.

If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records at the time such notice is sent.

[Signature page to Agreement follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Joseph Mills
Joseph Mills

Address: [***]

COMPANY

International Battery Metals Ltd

/s/ John Burba
By:	John Burba
Its:	Chairman of the Board

[Signature page to Employment Agreement]

EXHIBIT A

Attached to and made a part of the certain Executive Employment Agreement dated April 7, 2025 by and between Mr. Joseph Mills (“Executive”) and International Battery Metals, Ltd (“Company”).

Companies that Executive currently serves as an Officer or on the Board of Directors: as of the Effective Date of the Executive Employment Agreement:

●	Samson Resources II, LLC

○	Mr. Mills serves as the Chief Executive Officer and as a member of the Board of Directors

●	Liberty Resources Company

○	Mr. Mills serves as a member of the Board of Directors

●	Caliber Midstream Company

○	Mr. Mills serves as Chairman of the Board of Directors

●	Melange Secondaries Fund, LP

○	Mr. Mills serves as a Senior Advisor the Fund

EXHIBIT B

Severance and General Release Agreement

[To be completed when employment terminates.]

This Severance and General Release Agreement (“Agreement”) dated as of [DATE], sets forth the agreement by and between [EMPLOYEE NAME] (the “Employee”) and International Battery Metals Ltd. (the “Company”) concerning the termination of the Employee’s employment with the Company. Unless otherwise indicated, capitalized terms used but not defined herein will have the meaning as indicated in the Executive Employment Agreement previously executed by and between the Parties.

Termination of Employment: Employee’s employment is terminated effective [DATE] (the “Termination Date”) whereas all benefits and privileges of employment cease, except as set forth herein. For good and valuable consideration herein, Company and Employee (the “Parties”) agree as follows:

1.	Termination Benefits: Company will pay or provide Employee with all of the payments and benefits due under Sections 11(d) and 12, as applicable. [TERMS OF THE SEVERANCE BENEFITS AND PAYMENT AMOUNTS] (together, the

“Termination Benefits”).

2.	General Release:

a)	In exchange for and in consideration of the Termination Benefits described in this Agreement, and as a condition of their receipt, Employee, on behalf of himself/herself and his/her heirs, executors, administrators, successors and assigns, irrevocably and unconditionally releases, waives and forever discharges the Released Parties (as defined below) from all claims, demands, actions, causes of action (including breach of contract), charges, complaints, liabilities, obligations, promises, sums of money, forms of compensation, agreements, representations, controversies, disputes, damages, suits, rights, sanctions, costs (including attorneys’ fees), losses, debts and expenses (collectively “Claims”) of any nature whatsoever, whether known or unknown, fixed or contingent, which Employee now has or ever had against any of the Released Parties, including but not limited to any Claims arising out of, concerning or related to Employee’s employment with and/or separation from the Company and/or its affiliates.

b)	This General Release includes, without limitation, (i) law or equity Claims; (ii) express or implied contract Claims or tort Claims; (iii) Claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Texas Human Rights Act or the Texas Labor Code, or any other federal, state or local laws of any jurisdiction, if and to the extent applicable and as any of the foregoing may be amended from time to time; (iv) Claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (v) Claims arising under the Employee Retirement Income Security Act of 1974 (ERISA); or (vi) any other statutory or common law Claims related to Employee’s employment with the Company and its affiliates and the termination thereof.

Severance and General Release Agreement

c)	Notwithstanding the foregoing, this Agreement specifically does not release any Claim or cause of action by or on behalf of Employee (or his or her beneficiaries) with respect to Employee’s right to indemnification or to be held harmless pursuant to the Executive Employment Agreement, any applicable corporate governance documents, director and officer indemnification agreements and/or applicable laws, or any Claim for vested benefits pursuant to a tax-qualified retirement plan. In no event shall the Claims waived and released by this General Release include [(i) any claim under the ADEA which arises after the date this Agreement is signed by Employee], (b) any Claim for breach or enforcement of this Agreement or for payment of the Accrued Amounts under the Executive Employment Agreement, (c) any other Claims for [describe any indemnification rights that survive termination under any applicable agreements or at law], or (d) any Claim relating to Employee’s status as [a director (other than claims for unpaid director compensation, claims for indemnification, and claims for coverage under D&O insurance) if Employee remains a director following the termination of his or her employment or] a stockholder of the Company or any other Released Party. Further, the parties expressly acknowledge that Employee retains the following equity interests, which are not waived by this Agreement, and which continue to be governed by the agreement and/or plan through which they were awarded: [summary of equity ownership and agreement(s)/plan(s) that is/are source(s) of entitlement (including any applicable restricted unit agreements and the rights therein that survive such termination)].

d)	The term “Released Parties” or “Released Party” as used herein shall mean and included: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates and lenders; (iii) each predecessor, successor or affiliate of any entity listed in clauses (i) and (ii); (iv) each former, current and future officer, director, agent, representative, employee, owner, shareholder, partner, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator and fiduciary of any of the entities or persons listed in clauses (i) through (iii); and (v) any other person acting by, through, under or in concert with any of the persons or entities listed herein.

Severance and General Release Agreement

e)	Nothing in this Agreement shall be construed to prohibit Employee from responding to any inquiry, or otherwise communicating with, any federal state or local administrative or regulatory agency or authority, including, but not limited to the Canadian Stock Exchange, Securities and Exchange Commission, the Toronto Stock Exchange and Venture Exchange, the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board, if applicable to his or her employment, about this Agreement or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, this Agreement does prevent Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims he or she has released in this Agreement. Pursuant to the OWBPA, Employee understands and acknowledges that by executing this Agreement and releasing all Claims against each and all of the Released Parties, he or she has waived any and all rights or Claims that he or she has against any Released Party under the ADEA, which includes, but is not limited to, any Claim that any Released Party discriminated against Employee on account of his or her age. This Agreement, however, shall not affect Employee’s rights under the OWBPA to have a judicial determination of the validity of this Agreement and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

f)	Employee confirms that no Claim, charge or complaint against any of the Released Parties has been brought by him or her before any federal, state or local court or administrative agency. Employee represents and warrants that, to Employee’s knowledge, he or she has no knowledge of any improper or illegal actions or omissions by any of the Released Parties. Employee further represents that, as of the date of his or her execution of this Agreement, he or she has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, or any other legally protected characteristic.

3.	Consideration Period: By signing this Agreement in the space below, Employee is confirming acceptance of the terms and conditions set forth herein and is acknowledging the following:

a)	The obligations as set out in this Agreement represent a complete waiver and release of all Claims that Employee has against the Released Parties except as provided for above. Accordingly, Employee understands his or her obligation to review this Agreement carefully before signing it.

Severance and General Release Agreement

b)	Employee understands that he/she can take up to twenty-one (21) days from receipt of this Agreement or longer if provided in the Executive Employment Agreement (the “Consideration Period”) to consider its meaning and effect and to determine whether or not he or she wishes to enter into it. Employee further understands that he/she can voluntarily waive this Consideration Period. Before signing this Agreement, Employee is advised to consult with an attorney. If Employee chooses to sign this Agreement before the end of the Consideration Period, he/she is doing so voluntarily and by doing so, is waiving the Consideration Period.

c)	In addition, Employee may revoke his/her signature within seven (7) days after signing this Agreement (such period, the “Revocation Period”). Any revocation of this Agreement must be in writing and received by the Company on or before the end of the Revocation Period.

4.	Expiration Period: This offer will expire at the end of the last day of the Consideration Period, or [DATE] if not accepted by Employee by fully executing this Agreement and delivering the signed Agreement to:

Norma L Garcia

General Counsel, Corporate Secretary

IBAT USA, Inc. and International Battery Metals Ltd.

6100 Tennyson Parkway, Suite 240

Plano, Texas

Email: [***]

To revoke this Agreement, Employee must deliver a written notice of revocation within the Revocation Period to Norma L Garcia at the address listed above. This Agreement will become effective on the eighth day after Employee signs this Agreement provided Employee has not timely revoked this Agreement.

5.	Confirmations: Employee confirms that Employee has returned to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company including without limitation, any Company laptop, cell phone or smart phone other equipment and files in Employee’s possession, custody or control. The Parties acknowledge, however, that Employee shall be permitted to retain personnel records related only to him and all documents related to his Executive Employment Agreement and continued equity ownership interests in the Company. Additionally, Employee confirms, as provided in Section 18 of the Executive Employment Agreement, that the restrictive covenants set forth therein will continue in full force as per the time periods set forth in that section, and that the obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in the Employment Agreement and any obligations to provide notice under the Executive Employment Agreement will survive in perpetuity.

Severance and General Release Agreement

6.	Non-Defamatory: The Parties acknowledge and agree that their respective non- disparagement obligations under Section 18(f) of the Executive Employment Agreement shall continue in full force and effect notwithstanding the termination of the Employee’s employment with the Company and the execution of this Agreement.

7.	Intellectual Property Protection: Employee agrees to fully abide by his obligations under Section 20 (Property Rights) of the Executive Employment Agreement notwithstanding the termination of his employment with the Company and the execution of this Agreement.

8.	Confidentiality: Employee agrees that the terms of this Agreement shall be maintained as confidential by Employee and anyone else acting by, through, under or in concert with Employee, and shall not be disclosed to any other third party (other than to Employee’s attorneys, financial advisors or spouse) except to the extent required by law.

9.	Liquidated Damages, Clawback Remedy, and Intellectual Property Protection: Employee agrees that the Company shall continue to have the rights and remedies afforded to it under Sections 10 (Clawback Provisions) and 18(h) (Remedies; Tolling of Restricted Period) of the Executive Employment Agreement notwithstanding the termination of his employment with the Company and the execution of this Agreement.

10.	Cooperation: Employee agrees to fully abide by his obligations under Section 17 (Cooperation) of the Executive Employment Agreement notwithstanding the termination of his employment with the Company and the execution of this Agreement.

11.	Covenants. Employee specifically represents, warrants, and confirms that Employee: (a) has not filed any Claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government or administrative agency; (b) has not made any Claims or allegations to the Company related to sexual harassment, sex discrimination, sexual abuse or age discrimination, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, sexual abuse or age discrimination; (c) has been properly paid for all hours worked for the Company and; (d) has not engaged in any unlawful conduct relating to the business of the Company.

12.	Arbitration. Each Party agree that any Claim against any other Party or its or his affiliates arising out of or relating to this Agreement shall be resolved pursuant to the dispute- resolution provisions contained in Section 21 (Arbitration) of the Executive Employment Agreement which are incorporated here by reference.

13.	Entire Agreement: This Agreement merges and supersedes all prior and contemporaneous agreements, promises or representations, whether written or oral, express or implied, relating to the subject matter of this Agreement, with the exception that the trade secrets section, the non-competition and non-solicitation of employees and customers section of the Executive Employment Agreement shall survive in accordance with this Agreement.

Severance and General Release Agreement

14.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas without giving effect to any conflicts-of-law or choice-of- law rules or principles that would result in the application of any other law.

15.	Severability: If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

16.	Successors and Assigns: The Company may assign this Agreement without Employee’s Consent to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and in such event, this Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns, including corporations with which, or into which, the Company may be merged or which may succeed to its respective assets or business. Employee’s obligations are personal and may not be assigned.

17.	Third Party Beneficiaries: This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

18.	Waiver: The failure of either party hereto at any time to enforce any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

19.	Counterparts: The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile, email in portable document format (.pdf), DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

20.	Voluntary Agreement: If the terms of this Agreement are acceptable to Employee, please sign and return it to the undersigned. At the time Employee signs and returns this Agreement, it will take effect as a legally binding agreement between Employee and the Company on the basis set forth herein following the expiration of the above-referenced Revocation Period. In signing this Agreement, Employee acknowledges that Employee: (a) has signed it knowingly, freely and voluntarily, with a full understanding of its terms; (b) assents to all or the Agreement’s terms and conditions, including without limitation the General Release; and (c) is signing this Agreement, including the General Release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH COUNSEL OF EMPLOYEE’S CHOICE AND BY EMPLOYEE’S SIGNATURE

BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE EITHER HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH COUNSEL OF EMPLOYEE’S CHOICE CONCERNING THIS AGREEMENT.

21.	Effective Date: The Effective Date of this Agreement is the eighth day after Employee signs this Agreement, provided Employee has not revoked this Agreement prior to the expiration of the Revocation Period.

////End of Agreement, only Signatures Follow///////

Severance and General Release Agreement

AGREED TO:

By:
(Employee)	Date:__________________

International Battery Metals Ltd.

By:	Date:__________________
Name:
Title: